                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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              Only (as permitted by Rule 14a-6(e)(2))

         [x]  Definitive Proxy Statement

         [ ]  Definitive Additional Materials

         [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Roseville Communications Company
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                (Name of Registrant as Specified in Its Charter)

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     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        ROSEVILLE COMMUNICATIONS COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Roseville Communications Company (hereinafter called the Company) will be held at the Company's Industrial Avenue Facility, 8150 Industrial Avenue, Building A, Roseville, California, on Friday, June 18, 1999 at 8:00 o'clock P.M., for the following purposes:

          1. To elect a Board of seven (7) Directors;

          2. To consider and act upon a proposal to approve and adopt the Roseville Communications Company 1999 Restricted Stock Bonus Plan; and

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record on the books of the Company as of 5:00 o'clock P.M., April 23, 1999 will be entitled to vote at the meeting or any adjournment thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                                  /s/ Thomas E. Doyle
                                            ----------------------------------
                                                      THOMAS E. DOYLE
                                                         Secretary

     SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

Roseville, California, April 30, 1999.

                        ROSEVILLE COMMUNICATIONS COMPANY
                                  P.O. BOX 969

                               211 LINCOLN STREET

                          ROSEVILLE, CALIFORNIA 95678

                                 APRIL 30, 1999

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Roseville Communications Company (hereinafter called the Company) to be used at the Annual Meeting of Shareholders on June 18, 1999, or any adjournment thereof, for the purposes set forth in the foregoing notice. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person.

     The approximate date of mailing to shareholders of Notice of Annual Meeting and this Proxy Statement is April 30, 1999.

                               VOTING SECURITIES

     The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 o'clock P.M. on April 23, 1999, will be entitled to vote at the Annual Meeting. As of the close of business on February 28, 1999, there were 15,815,230 shares of the Company's Common Stock outstanding. On February 28, 1999, no person was known by the Company to be the beneficial owner of more than five percent of its issued and outstanding Common Stock, except as follows:

                                                      AMOUNT AND NATURE       PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP      CLASS
      ------------------------------------         -----------------------    ----------
Roseville Telephone Company Retirement
  Supplement Plan................................         1,718,387(1)           10.9%
P.O. Box 969
Roseville, California 95678

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(1) Shared voting and investment power.

     Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

     In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him or to distribute his votes upon the same principle among as many nominees as he thinks fit. The seven candidates for election as Directors at the Annual Meeting of Shareholders who receive the highest number of affirmative votes will be elected.

     The proposal to approve and adopt the Roseville Communications Company 1999 Restricted Stock Bonus Plan and any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS

     The following persons are nominees for Director to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and shall qualify. The nominees constitute the present Board of Directors, five of whom were elected at the last Annual Meeting of Shareholders of the Company. Chris L. Branscum and Neil J. Doerhoff were elected to the Board of Directors on January 27, 1999. During 1998, the Board of Directors held sixteen meetings. The Company's Board of Directors has no standing nominating Committee. In 1994 the Board of Directors established a Compensation Committee, comprised of independent Directors, whose functions include the review of and recommendations with respect to officer compensation, the review of officer performance and consideration of benefit issues generally. The Compensation Committee members are John R. Roberts III, who serves as Chairman, Chris L. Branscum, Neil J. Doerhoff and Ralph E. Hoeper. In 1998 the Board of Directors established an Audit Committee to review the auditing, accounting, financial reporting and internal control functions of the Company and make recommendations to the Board of Directors regarding the selection of independent accountants. The Audit Committee members are Neil J. Doerhoff, who serves as Chairman, Chris
L. Branscum and John R. Roberts III. During 1998, the Compensation Committee held seven meetings and the Audit Committee two meetings. Each Director serving in 1998 attended at least 75 percent of the Board Meetings and meetings of the committees of which he is a member.

     Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director. The present Directors and Officers (consisting of eleven individuals) beneficially owned, as of February 28, 1999, an aggregate 730,292 shares, or 4.6% of the Company's Common Stock. In respect to the nominees and all the Directors and Officers as a group, the following information is furnished as of February 28, 1999.

                                                                                            SHARES OF
                                           PRINCIPAL OCCUPATION AND                          COMPANY      PERCENT
                                              BUSINESS EXPERIENCE               DIRECTOR   BENEFICIALLY     OF
          NAME             AGE                FOR PAST FIVE YEARS                SINCE       OWNED(1)      CLASS
          ----             ---             ------------------------             --------   ------------   -------
Robert L. Doyle(2).......  80    Chairman of the Board of Directors of the        1954       324,896      2.1%
                                   Company; President and Chief Executive
                                   Officer of the Company from 1954 to 1993.
Brian H. Strom(3)........  56    President and Chief Executive Officer of the     1993        16,365        *
                                   Company (since 1993); Vice President and
                                   Chief Financial Officer of the Company from
                                   1989 to 1993.
Thomas E. Doyle(2).......  70    Vice President (since 1972) and Secretary-       1951       300,459      1.9%
                                   Treasurer (since 1965) of the Company;
                                   Chairman of the Board, Placer Savings Bank,
                                   Auburn, California.
Ralph E. Hoeper(4).......  74    President, Foresthill Telephone Company,         1987        52,273        *
                                   Foresthill, California.
John R. Roberts            47    Executive Director (since March 1999), The       1993        15,194        *
  III(4)(5)..............          Natomas Basin Conservancy; Executive
                                   Director, California Rice Industry
                                   Association from 1990 to 1998; Director,
                                   Meta Information Services, Inc., Sacra-
                                   mento, California.
Chris L.                   50    Co-founder and Managing Director of Hal-         1999           500        *
  Branscum(4)(5).........          lador Venture Partners, LLC, Sacramento,
                                   California.
Neil J.                    47    Corporate Secretary (since 1987), Raley's,       1999           700        *
  Doerhoff(4)(5)(6)......          Sacramento, California.
All Directors and
  Officers as a group (11
  persons)...............                                                                    730,292      4.6%

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 *  Less than 1.0%.

(1) Each beneficial owner has shared voting and investment power unless otherwise noted.

(2) Robert L. Doyle and Thomas E. Doyle are brothers.

(3) Included in Brian H. Strom's share ownership figure are 7,688 shares in respect of which he has sole voting and investment power.

(4) Chris L. Branscum, Neil J. Doerhoff, Ralph E. Hoeper and John R. Roberts III serve on the Compensation Committee.

(5) Chris L. Branscum, Neil J. Doerhoff and John R. Roberts III serve on the Audit Committee.

(6) Neil J. Doerhoff has sole voting power for the 700 shares.

Compensation of Directors

     All Directors other than Robert L. Doyle and Brian H. Strom were compensated by a fee of $1,000 per month and $500 for each Board and Committee meeting they attended in 1998. Beginning in February 1999, Directors other than Messrs. Doyle and Strom will be compensated by a fee of $1,000 per month and $750 for each Board meeting they attend. Directors also receive $500 for each Committee meeting they attend ($750 if the meeting is on a day different than a Directors' meeting). Committee Chairmen will also receive a fee of $2,500 annually.

Transaction with Director

     The Company's wholly-owned subsidiary Roseville PCS, Inc., is the manager of and has an approximate 93% interest in West Coast PCS LLC, dba RCS Wireless ("RCS Wireless"), the other approximate 7% of which is owned by Foresthill Telephone Company. Ralph E. Hoeper, a Director of the Company, is the President and owner of Foresthill Telephone Company. RCS Wireless has acquired four Personal Communications Services (PCS) licenses to offer PCS services to areas located in central California including Sacramento, Stockton, Modesto and Yuba City. The Operating Agreement of RCS Wireless, which was authorized by the disinterested members of the Company's Board of Directors, requires contributions to RCS Wireless commensurate with each participant's ownership interest.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee Concerning Compensation

     The Board of Directors has a Compensation Committee of independent Directors comprised of John R. Roberts III, who currently serves as Chairman, and Ralph E. Hoeper. Chris L. Branscum and Neil J. Doerhoff, who were elected to the Board of Directors on January 27, 1999, were also elected to the Compensation Committee on the same date. As a result of their recent election to the Compensation Committee, Messrs. Branscum and Doerhoff did not participate in the preparation of this report.

     The Compensation Committee has the responsibility of reviewing and recommending a compensation program for the Company's officers. The measures of performance used by the Compensation Committee in 1998 included:

          (i) operational goals, financial performance and the achievement of stockholder value, together with each officer's individual effectiveness in reaching those goals and achieving desirable financial performance and shareholder value;

          (ii) the skill levels and duties of the Company's officers, including the limited number of officers and the resulting determination of increased responsibilities for the Company's officers in relation to other companies;

          (iii) the compensation earned by officers of other telephone and telecommunications companies; and

          (iv) officer compensation at general industry companies of similar size to the Company within the Sacramento, California metropolitan area and in other areas of the United States with comparable cost-of-living and compensation levels.

     The Compensation Committee also realizes the significance of the distinctions between the compensation policy at the Company and at other companies, both within and outside the telecommunications industry. Most importantly, substantially all of the officers' compensation historically has been derived from base salary. Only beginning in 1996 did the Company award bonuses to executive officers in recognition of their services and contributions to the Company during those fiscal years. In 1998, the Company entered into incentive compensation agreements with its executive officers contingent upon shareholder return providing for the payment of deferred bonuses in 2001, but subject to forfeiture generally if the executive officer were not then employed by the Company. The incentive bonuses were earned in full, and the recipients were permitted to accept restricted shares of Company common stock in accordance with and assuming approval of the Roseville Communications Company 1999 Restricted Stock Bonus Plan, which is being submitted to the Company's shareholders for approval. The Plan is the first stock-based compensation program considered for the Company's officers.

     The Compensation Committee received the assistance of independent consulting firms specializing in compensation matters which prepared reports in 1996, 1997 and 1998 with respect to the Company's compensation policies and related matters. The engagement of the independent consultants was implemented in furtherance of the Compensation Committee's goal to provide compensation opportunities that attract, motivate and retain the most qualified officers who can contribute to the long-term performance and growth of the Company. Compensation for the Company's executive officers was largely determined with reference to the information provided in these reports.

     The 1998 compensation paid to Brian H. Strom, President and Chief Executive Officer, was comprised almost entirely of his salary and bonus. Mr. Strom's salary and bonus was established taking into consideration the individual and Company compensation criteria and policies described above. The 1996, 1997 and 1998 independent consulting surveys indicate that Mr. Strom's cash compensation was significantly below the mid-point of survey results taking into consideration the size of the Company compared to the companies in the surveys. In addition, the Compensation Committee also recognized the continued successful financial performance of the Company measured by revenue and net income results, the Company's continued technological advancements, and the contributions of the Chief Executive Officer in helping the Company achieve such performance and advancements. In addition, Mr. Strom earned an incentive bonus in 1998 which, as described above, he has elected to receive in the form of restricted stock assuming approval of the Roseville Communications Company 1999 Restricted Stock Bonus Plan. The restricted shares thereunder are subject to forfeiture generally if Mr. Strom is not employed by the Company in January 2001.

     Certain portions of the independent consultant reports consist of an analysis of the compensation policies of comparable companies. The most recent comparison group consisted of twelve companies, all of which are engaged in the telecommunications industry in general, and the local exchange carrier business in particular. In addition to the nature of their business, the comparison companies were similar to the Company in one or more of the following categories: revenues, access lines, assets and geographical location. None of the twelve companies whose compensation policies were considered are among the twelve companies now constituting the Dow Jones Telephone Systems Index. All of the companies in the Index are substantially larger than the Company, and in certain instances have not traditionally been engaged in the local exchange carrier business and, as a result, it was determined that comparison of compensation of the Company's officers with the officers of the companies in the Index would not be meaningful.

                                            Compensation Committee,

                                            John R. Roberts III, Chairman
                                            Ralph E. Hoeper

Executive Compensation

     The following table sets forth the executive compensation paid to the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the years ended December 31, 1998, 1997 and 1996:

                           Summary Compensation Table

                                                                                   LONG-TERM
                                                  ANNUAL COMPENSATION             COMPENSATION
                                           ----------------------------------   ----------------
                                                               OTHER ANNUAL     RESTRICTED STOCK      ALL OTHER
             NAME AND                      SALARY    BONUS    COMPENSATION(2)      AWARDS(3)       COMPENSATION(4)
      PRINCIPAL POSITION(1)         YEAR      $        $             $                 $                  $
      ---------------------         ----   -------   ------   ---------------   ----------------   ---------------
Robert L. Doyle...................  1998   329,992       --        9,685                 --            91,966
  Chairman of the Board             1997   342,684       --        9,685                 --            90,016
  of Directors                      1996   350,768       --        6,425                 --            82,225
Brian H. Strom....................  1998   356,990   25,000        1,935            150,000             9,800
  President and                     1997   368,417   50,000        1,875                 --             9,550
  Chief Executive Officer           1996   342,234   50,000        1,235                 --             8,475
Michael D. Campbell...............  1998   285,770   12,500        1,240            112,500             9,800
  Executive Vice President and      1997   288,855   35,000          750                 --             9,550
  Chief Financial Officer           1996   261,461   35,000          745                 --             8,475
Jay B. Kinder.....................  1998   163,727   10,000        1,085             30,000             8,601
  Vice President, Customer          1997   165,643       --        1,235                 --             9,550
  Services -- Roseville Telephone   1996   145,213                   995                 --             8,577
  Company                                                --
Rulon D. Blackburn................  1998   160,852   10,000          610             30,000             7,627
  Vice President, Network           1997   160,059       --        1,865                 --             9,012
  Services -- Roseville Telephone   1996   126,730                 1,310                 --             7,906
  Company                                                --

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(1) The Company is the successor to Roseville Telephone Company effective October 1, 1996. Unless otherwise described, each of the named individuals serve in their identified capacity for both the Company and its wholly-owned subsidiary Roseville Telephone Company.

(2) Other annual compensation consists of gross-up payments to officers and other employees for tax liability incurred in connection with imputed premiums in respect of life insurance coverage in excess of $50,000.

(3) The amounts disclosed in this column reflect the dollar values of restricted shares granted as a result of the attainment of certain performance measures under individual agreements with the respective executive officer and are subject to the approval by the Company's shareholders of the Roseville Communications Company 1999 Restricted Stock Bonus Plan. The stock awards vest in 2001. If The 1999 Restricted Stock Bonus Plan is not approved, the entire amount will be payable in cash in 2001 subject to the satisfaction of certain conditions precedent. The total number of restricted shares and their aggregate market value at December 31, 1998: Brian H. Strom, 5,357 shares valued at $150,000; Michael D. Campbell, 4,018 shares valued at $112,500; Jay B. Kinder, 1,072 shares valued at $30,000; and Rulon D. Blackburn, 1,072 shares valued at $30,000. Dividends will be paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(4) Reflects employer contributions to the Company's Retirement Supplement Plan (the Company's qualified 401(k) plan) and, for Robert L. Doyle in 1998, 1997 and 1996, payments to Mr. Doyle pursuant to the Company's Supplemental Executive Retirement Plan (SERP) in the amount of $83,166, $80,466 and $73,950, respectively.

Change of Control Agreements

     The Company has entered into change in control agreements with each of the individuals named in the Summary Compensation Table (excluding Robert L. Doyle). The agreements are in effect until December 31, 1999, and automatically extend for one-year terms unless the Company provides a notice of termination by November 30 of this year or each extended term. A "change in control of the Company" generally means (i) the acquisition by a third party of 20% or more of the Company's common stock, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company, or (iii) a partial or complete liquidation of the business for which the executive's services are performed. For payments to be owed to an executive officer, there must be a change in control of the Company and a "constructive termination" of the executive's employment (meaning generally a decrease in compensa-tion, a reduction in job responsibility or a geographical relocation). If there is a change in control of the Company, and a subsequent constructive termination, the executive is entitled to a severance benefit equal to two times the sum of his annual compensation and benefits received in the period prior to the separation, and the continuation of insurance and medical benefits for the executive and his family for two years.

Pension Plan and SERP

     The Company has a qualified defined benefit pension plan in which all employees are eligible to participate substantially concurrently with the commencement of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. Benefits under the plans are a function of a participant's years of service with the Company and the employee's average annual compensation during the period of the five consecutive years in the last ten years of credited service in which annual compensation was the largest. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts.

     While the Company may terminate the plans at any time, such termination will not deprive any participant or beneficiary of any vested accrued benefits under the plan to the extent such benefits are then funded.

     Since the Pension Plan is a defined benefit plan, funding is determined with respect to participants as a group and costs cannot be readily allocated to any individual participant. The ratio of 1998 plan contributions to estimated total covered compensation was 5.9%. Estimated total covered compensation has been determined by increasing the total base annual rate of compensation of plan participants at January 1, 1998 by 5.5%. Robert L. Doyle, Brian H. Strom, and Michael D. Campbell are entitled to benefits under the Pension Plan and the SERP and Jay B. Kinder and Rulon D. Blackburn under the Pension Plan, and at December 31, 1998, were credited with 45, 10, 4, 35 and 36 years of service, respectively, under the plans. The compensation covered by the Pension Plan and the SERP for each participant is substantially similar to the sum of the salary and other annual compensation reported above for each executive officer. The table below illustrates approximate annual benefits payable under the plans for the ranges of pay and periods of service indicated, assuming retirement at age 65 in 1999.

                                             ESTIMATED ANNUAL PENSION FOR
 HIGHEST CONSECUTIVE                       REPRESENTATIVE YEARS OF SERVICE
  FIVE-YEAR AVERAGE    ------------------------------------------------------------------------
    COMPENSATION             15                 20                 25                 30
 -------------------         --                 --                 --                 --
     $150,000........  $        39,375    $        52,500    $        65,625    $        78,750
      175,000........           45,938             61,250             76,563             91,875
      200,000........           52,500             70,000             87,500            105,000
      225,000........           59,063             78,750             98,438            118,125
      250,000........           65,625             87,500            109,375            131,250
      300,000........           78,750            105,000            131,250            157,500
      350,000........           91,875            122,500            153,125            183,750
      400,000........          105,000            140,000            175,000            210,000
      450,000........          118,125            157,500            196,875            236,250

                          ESTIMATED ANNUAL PENSION FOR
 HIGHEST CONSECUTIVE    REPRESENTATIVE YEARS OF SERVICE
  FIVE-YEAR AVERAGE    ----------------------------------
    COMPENSATION             35                 40
 -------------------         --                 --
     $150,000........  $        91,875    $       105,000
      175,000........          107,188            122,500
      200,000........          122,500            140,000
      225,000........          137,813            157,500
      250,000........          153,125            175,000
      300,000........          183,750            210,000
      350,000........          214,375            245,000
      400,000........          245,000            280,000
      450,000........          275,625            315,000

                 SECURITY OWNERSHIP OF NAMED EXECUTIVE OFFICERS

     The following table provides information regarding beneficial ownership of the Company's Common Stock by Brian H. Strom, Chief Executive Officer of the Company, and each of the four other most highly paid executive officers of the Company at December 31, 1998:

                                                         SHARES OF
                                                          COMPANY       PERCENT
                                                        BENEFICIALLY      OF
                         NAME                             OWNED(1)       CLASS
                         ----                           ------------    -------
Robert L. Doyle.......................................    324,896       2.1%
Brian H. Strom(2).....................................     16,365         *
Michael D. Campbell...................................      9,694         *
Jay B. Kinder(3)......................................      1,336         *
Rulon D. Blackburn(4).................................      6,658         *

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 *  Less than 1.0%.

(1) Each beneficial owner has shared voting and investment power unless otherwise noted.

(2) Included in Brian H. Strom's share ownership figure are 7,688 shares in respect of which he has sole voting and investment power.

(3) Included in Jay B. Kinder's share ownership figure are 1,336 shares in respect of which he has sole voting and investment power.

(4) Included in Rulon D. Blackburn's share ownership figure are 87 shares in respect of which he has sole voting and investment power.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

Performance Graph

     The following two graphs show a five-year and ten-year comparison of cumulative total shareholder return of the Company's Common Stock (assuming dividend reinvestment) with the Dow Jones Telephone Systems Index (a published index which includes 12 telecommunications companies), the Russell 2000(R) Index and Standard & Poor's ("S&P") 500 Stock Index. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1993 and December 31, 1988, respectively in each of Roseville Communications Company, the Dow Jones Telephone Systems Index, the Russell 2000(R) Index and S&P 500 Stock Index. The stock performance shown on the graphs below is not necessarily indicative of future price performance.

     Regulations promulgated by the SEC generally require a comparison of the Company's cumulative total shareholder return with both a published industry or line-of-business index and a broad equity market index. For the latter, in past years, the Company has used the S&P Index. However, many of the companies comprising the S&P Index are substantially larger than the Company, and the Company believes using the Russell 2000(R) Index for the broad equity market index is more appropriate. As of its latest reconstitution, the average market capitalization of the 2,000 companies in the Russell 2000(R) Index was approximately $592 million, and the median market capitalization was approximately $500 million. At December 31, 1998, the Company's market capitalization was approximately $475 million. Accordingly, the Company has determined it will no longer use the S&P 500 Stock Index for purposes of comparing cumulative total shareholder return in its proxy statement performance graph, but includes it in this year's presentation as required by SEC regulations.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                    AMONG ROSEVILLE COMMUNICATIONS COMPANY,
                 DJ TELEPHONE SYSTEMS, RUSSELL 2000 AND S&P 500

                                             ROSEVILLE         S&P 500 STOCK INDEX
                                           COMMUNICATIONS      -------------------    DJ TELEPHONE SYSTEMS     RUSSELL 2000 (R)
                                              COMPANY                                        INDEX                  INDEX
                                           --------------                             --------------------     ----------------
1993                                            100                    100                    100                    100
1994                                            108                    101                     94                     91
1995                                            118                    139                    137                    126
1996                                            125                    171                    142                    147
1997                                            141                    229                    204                    180
1998                                            172                    294                    307                    179

                 COMPARISON OF 10-YEAR CUMULATIVE TOTAL RETURN
                    AMONG ROSEVILLE COMMUNICATIONS COMPANY,
                 DJ TELEPHONE SYSTEMS, RUSSELL 2000 AND S&P 500

                                             ROSEVILLE                                   SRP 500 INDEX        RUSSELL 2000 INDEX
                                           COMMUNICATIONS      DJ TELEPHONE SYSTEMS      -------------        ------------------
                                              COMPANY                 INDEX
                                           --------------      --------------------
1988                                            100                    100                    100                    100
1989                                            164                    160                    132                    116
1990                                            238                    143                    128                     94
1991                                            283                    159                    167                    137
1992                                            319                    176                    180                    162
1993                                            359                    211                    198                    193
1994                                            386                    198                    200                    189
1995                                            425                    289                    276                    243
1996                                            448                    299                    339                    283
1997                                            506                    429                    452                    346
1998                                            618                    647                    581                    344

                         PROPOSAL TO APPROVE AND ADOPT
     THE ROSEVILLE COMMUNICATIONS COMPANY 1999 RESTRICTED STOCK BONUS PLAN

     At the Annual Meeting, shareholders will be asked to consider a proposal to approve and adopt the Roseville Communications Company 1999 Restricted Stock Bonus Plan (the "Plan"), which provides for the issuance of shares of the Company's Common Stock to eligible officers and key employees of the Company.

GENERAL

     On March 4, 1999, the Board of Directors adopted the Plan, which allows certain eligible employees of the Company, who receive an incentive bonus, to acquire shares of the Company's Common Stock.

     The following summary of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, which is set forth as Appendix A to the Proxy Statement.

PURPOSE OF THE PLAN

     The purpose of the Plan is to further the growth, success and interests of the Company, and the shareholders of the Company by enabling certain eligible officers and key employees of the Company who receive an incentive bonus to acquire shares of Common Stock under the terms and conditions of and in accordance with the Plan, thereby increasing their direct involvement in the success of the Company.

ADMINISTRATION OF THE PLAN

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will be composed of no fewer than three members of the Board of Directors of the Company who will be designated by the Board of Directors. Each member of the Committee must be a

"disinterested person" within the meaning of Rule 16b-3 promulgated under the Exchange Act and any successor to such rule as may be in effect from time to time.

     The Committee is authorized to construe and interpret the Plan and to issue such rules and interpretations as, in its judgment, are necessary in order to administer the Plan effectively.

EMPLOYEES ELIGIBLE FOR THE PLAN

     Any officer and key employee of the Company will be eligible to participate in the Plan if he or she has been awarded an incentive bonus for the Company's fiscal year or any portion of the Company's fiscal year.

     The term "incentive bonus" means a bonus paid to an employee under the Company's Incentive Compensation Program.

SHARES SUBJECT TO THE PLAN

     The shares to be awarded and issued to officers and key employees under the Plan will be shares of Common Stock of the Company. Either authorized and unissued shares, or shares re-acquired by the Company as a result of the transfer restrictions set forth below, may be made available for re-offering under the Plan.

     The aggregate number of shares of Common Stock which may be issued under this Plan will be 200,000. However, in the event that subsequent to the date of adoption of the Plan by the Board of Directors, the outstanding shares of Common Stock should be changed by reason of stock splits or dividends, then the number of shares of Common Stock issued under the Plan may be appropriately adjusted by the Committee to reflect such change.

AWARD OF SHARES

     Subject to the approval of the Plan by the stockholders, the following shares of Common Stock will be awarded to each of the individuals named in the cash compensation table and to all executive officers as a group.

       ROSEVILLE COMMUNICATIONS COMPANY 1999 RESTRICTED STOCK BONUS PLAN

                                                                              NUMBER OF
                     NAME AND POSITION                        DOLLAR VALUE     SHARES
                     -----------------                        ------------    ---------
Brian H. Strom..............................................    $150,000        5,357
  President and Chief Executive Officer
Michael D. Campbell.........................................    $112,500        4,018
  Executive Vice President and Chief Financial Officer
Jay B. Kinder...............................................    $ 30,000        1,072
  Vice President, Customer Services --
  Roseville Telephone Company
Rulon D. Blackburn..........................................    $ 30,000        1,072
  Vice President, Network Services --
  Roseville Telephone Company
Executive Officers as a Group...............................    $352,500       12,591
Non-Executive Officer Employees as a Group..................          --           --

AWARD PROVISIONS

     Stock Bonus Awards. The number of shares of Common stock awarded to a participant shall be determined by dividing the "incentive bonus" by the Adjusted Purchase Price of one share of Common Stock.

     The Adjusted Purchase Price of one share of Common Stock will be determined by calculating the average closing price of one share of Common Stock for the ten (10) trading days ending on the last day of the month immediately preceding the month during which payment of the incentive bonus is actually made. No fractional shares will be awarded under the Plan. In the event that a participant is entitled to a fractional share, such participant shall be entitled to round up such determination to the next larger whole share.

     Limitation on Transfer. The shares of Common Stock awarded under the Plan to a participant may not be sold, transferred or otherwise disposed of, or pledged, so long as the Company has the right to a return of such shares as provided in the Plan. The Company has such right until the earlier of (i) the second anniversary of the Plan Year for which such shares of Common Stock were awarded; (ii) the occurrence of a change in control that occurs with respect to the Company; (iii) the termination of the Plan; or (iv) the expiration of the Company's right to a return of such shares of Common Stock. If a participant's employment with the Company shall terminate, for any reason other than death or total disability prior to the earliest of (i) through (iii) listed above, the participant shall immediately forfeit any right to receive shares of Common Stock for which the restrictions imposed under the Plan have not lapsed. If a participant's employment with the Company shall terminate by reason of death or total disability prior to the earliest of (i) through (iii) listed above, or there is a change in control as defined in the Plan, then the restrictions on the shares of Common Stock awarded under the Plan shall lapse and be of no further force and effect.

     Escrow Agreement. In order to enforce the restrictions imposed on the shares of Common Stock awarded to a participant under the Plan, the Committee may require a participant to enter into an Escrow Agreement which provides that the Common Stock issued under the Plan will remain in the physical custody of the escrow holder (which may be the Company) until any or all of the restrictions imposed under the Plan have terminated. Notwithstanding the Escrow Agreement, the participant will have all rights (including dividend and voting rights) with respect to escrowed shares of Common Stock issued pursuant to the Plan.

TERMINATION OF THE PLAN

     The Plan will terminate on December 31, 2008 or such earlier date as may be determined by the Board of Directors of the Company. However, the Committee's right to award any shares of Common stock will terminate after the last award of shares with respect to the fiscal year ending on December 31, 2006.

FEDERAL INCOME TAX CONSEQUENCES

     Generally a participant in the Plan will be taxed on the value of the shares of Common Stock issued pursuant to the Plan upon the expiration of the Company's right to a return of such shares. The participant will recognize as income the full fair market value of the shares at the ordinary income tax rates in effect at that time. However, if a participant makes an election under
Section 83(b) of the Internal Revenue Code, he will be taxed on the full fair market value of the shares at the time they are awarded, rather than at the time his right to the shares becomes unrestricted. If such an election is made, the participant will not recognize any tax for federal income tax purposes at the time the shares become unrestricted. The Company will be entitled to a tax deduction of the same amount the participant recognizes in income.

     Regardless of whether a participant makes a Section 83(b) election, at the time he sells the shares of Common Stock issued to him under the Plan, he will recognize capital gain or capital loss based on the difference between the sales price and the basis of the shares. The basis in the shares will be the value on which the participant paid ordinary income tax, either when the shares become unrestricted or when the Section 83(b) election was made, whichever is applicable.

RECOMMENDATION; REQUIRED VOTE

     The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying Proxy or their substitutes will vote such Proxy for this proposal unless it is marked to the contrary. The affirmative vote of shares representing a majority of the outstanding shares of the Company present or represented at the Annual Meeting is required to approve and adopt the Plan.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, the Company's auditors since 1960, has been selected by the Company as its independent auditors for the current year. A representative of Ernst & Young LLP is expected to be present at the meeting to be available to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.

                              COST OF SOLICITATION

     The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

                    OTHER MATTERS AND SHAREHOLDER PROPOSALS

     As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgment.

     Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company not later than January 6, 2000 to be considered for inclusion in the Company's proxy statement.

Roseville, California, April 30, 1999.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                               /s/ Robert L. Doyle
                                           -------------------------------
                                                   ROBERT L. DOYLE
                                                Chairman of the Board

                                   APPENDIX A

                        ROSEVILLE COMMUNICATIONS COMPANY
                        1999 RESTRICTED STOCK BONUS PLAN

1.  Name and Purpose.

     1.1 The name of this plan is the Roseville Communications Company 1999 Restricted Stock Bonus Plan ("Plan"). The Plan is created, adopted and will be maintained by Roseville Communications Company (the "Company") to further the growth, success and interests of the Company and its Affiliates (as defined in Section 3.1) and the shareholders of the Company by enabling employees of the Company and its Affiliates who receive an Incentive Bonus, as defined in Section
3.3 below, to acquire shares of common stock of the Company ("Shares") under the terms and conditions of and in accordance with this Plan, thereby increasing their direct involvement in the success of the Company.

2.  Administration of the Plan.

     2.1 This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company which shall consist of at least three directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and any successor to such rule ("Rule 16b-3"). The Committee may, from time to time, designate one or more persons or agents to carry out any or all of its administrative duties hereunder; provided that none of the duties required to be performed by the Committee under Rule 16b-3 or
Section 2.2 of the Plan may be delegated to any other person.

     2.2 The Committee shall have the exclusive right in its sole discretion to determine the number of Shares awarded to each participant, to determine the price or prices at which Shares shall be awarded to each participant, to determine the time or times when Shares may be awarded, the time or times within which the Shares may be subject to or release from forfeiture, all other conditions of an award, and to prescribe the form, which shall be consistent with this Plan, of the instruments evidencing any award and issuance under this Plan and the legend, if any, to be affixed to the certificates representing Shares issued under this Plan. The Committee shall interpret the Plan, and to the extent and in the manner contemplated herein, it shall exercise the discretion granted to it. The Committee shall issue from time to time such rules and interpretations as in its judgment are necessary in order to administer the Plan effectively. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of any awards under the Plan shall be final and conclusive for all purposes and upon all persons including without limitation the Company and its Affiliates, the Committee, the Board of Directors and the affected participants and their respective successors in interest.

3.  Eligible Employees and Participation.

     3.1 Any officer and key employee of the Company and its Affiliates shall be eligible to participate in the Plan if he or she has been awarded an Incentive Bonus, as defined in Section 3.3. The term "Affiliate" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 50% or more of the voting stock or capital at the time of the granting of an award.

     3.2 No member of the Board of Directors of the Company, unless he or she is also an employee of the Company, and no member of the Committee, shall be eligible to participate in the Plan.

     3.3 The words "Incentive Bonus" shall mean an Award to an officer or key employee either under the Incentive Compensation Program as adopted and operated by the Committee and as such program may be amended from time to time, or in accordance with the terms and conditions set forth in an agreement between the Company and a participant. The Incentive Compensation Program and each such agreement shall contain such individual corporate and performance goals, restrictions, terms and conditions as the Committee may require.

4.  Stock Portion of Incentive Bonus.

     4.1 The number of Shares that shall be awarded to a participant shall be determined by dividing a Participant's Incentive Bonus by the Adjusted Purchase Price of one Share.

     4.2 The Adjusted Purchase Price for one Share shall be determined by calculating the average closing price of one Share for the ten (10) trading day period ending on the last day of the month preceding the date of the determination of the amount of the Incentive Bonus.

     4.3 No fractional Shares shall be awarded under the Plan. In the event that the determination of the number of Shares that a participant is entitled to under the Plan results in a fractional Share, such participant shall be entitled to the number of whole Shares that results from rounding up such determination to the next larger whole Share.

5.  Shares Subject to the Plan.

     5.1 The Shares which may be awarded and issued to employees under this Plan shall be made available, at the discretion of the Board of Directors, either from authorized and unissued Shares of the Company or from Shares reacquired by the Company.

     5.2 Shares issued to employees under this Plan shall be subject to the terms, conditions and restrictions specified in Section 6 and to such other terms, conditions and restrictions as the Committee in its discretion may provide.

     5.3 Subject to the provisions of the succeeding paragraphs of this Section 5, the aggregate number of Shares which may be issued under this Plan shall not exceed 200,000 Shares.

     5.4 If Shares issued under this Plan shall be reacquired by the Company pursuant to the provisions of Section 6 hereof, such Shares shall again become available for issue under this Plan.

     5.5 In the event that the outstanding Shares shall be changed by reason of share splits or combinations, recapitalization or reorganizations, or share dividends, the number of Shares and the class or classes of securities which may thereafter be issued under this Plan may be appropriately adjusted as determined by the Committee so as to reflect such change.

6.  Transfer Restrictions.

     All Shares issued to participants under this Plan shall be subject to the following restrictions:

     6.1 The Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated (and any such sale, transfer or other disposition, pledge or other hypothecation being hereinafter referred to as "to dispose of" or a "disposition") as long as the Company has the right to a return of the Shares as hereinafter provided in this Section 6.

     6.2 The obligation not to dispose of Shares acquired under this Plan and the right of the Company to a return of such Shares pursuant to this Section 6 (such obligation and right being hereinafter in this Section referred to collectively as the "restrictions") shall lapse as to all Shares issued at any one time on the earliest of (a) the second (2nd) anniversary immediately following the end of the Plan year for which such Shares were awarded; (b) a change in control that occurs with respect to the Company; (c) the termination of the Plan; (d) the expiration of the Company's right to a return of such Shares; or (e) the retirement of the participant assuming the participant's attainment of age 55.

     6.3 In the event that a participant's employment with the Company shall terminate for any reason other than death, total disability, involuntary termination, or retirement of the participant (assuming the participant's attainment of age 55) prior to the earliest of (a) the second (2nd) anniversary immediately following the end of the plan year for which such Shares were awarded; (b) a change in control that occurs with respect to the Company; or (c) the termination of the Plan, the participant shall immediately forfeit any right hereunder to receive Shares for which the restrictions imposed hereunder have not lapsed.

     6.4 In the event that a participant's employment with the Company shall terminate by reason of death, total disability, involuntary termination, or retirement of the participant (assuming the participant's attainment of age 55) prior to the earliest of (a) the second (2nd) anniversary immediately following the end of the plan year for which such Shares were awarded; (b) a change in control that occurs with respect to the Company; or (c) the termination of the Plan, then the restrictions imposed on such Shares by this Section 6 shall lapse and be of no further force and effect.

     6.5 A change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing Twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; (B) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; or (C) the business or businesses of the Company for which a participant's services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise. If the Committee shall decide, in its sole discretion, that a change in control has occurred it shall issue written notice to participants of such fact and shall issue all Shares which have become unrestricted to participants as soon as possible after such notice.

     6.6 The Committee may require any employee to whom Shares are issued to execute and deliver to the Company a stock power in blank with respect to the Shares issued and may require that the Company retain possession of the certificates for Shares with respect to which the restrictions have not lapsed. Notwithstanding retention of certificates by the Company, the employee in whose name certificates are issued shall have all rights (including dividend and voting rights) with respect to the Shares represented by such certificates, subject to the terms, conditions and restrictions specified under this Plan, and the Shares represented by such certificates shall be considered as issued and outstanding for all purposes.

7.  Other Restrictions.

     7.1 The Committee may impose such other restrictions on any Shares awarded pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such Shares are then listed and under any state blue sky or securities laws applicable to such Shares.

8.  Escrow or Legend.

     8.1 In order to enforce the restrictions imposed upon Shares issued hereunder, the Committee also may require any participant to enter into an Escrow Agreement providing that the certificates representing Shares issued pursuant to this Plan shall remain in the physical custody of any escrow holder until any or all of the restrictions imposed pursuant to this Plan have terminated. In addition, the Committee may cause a legend or legends to be placed on any certificates representing Shares issued pursuant to this Plan, which legend or legends shall make appropriate reference to the various restrictions imposed hereunder.

9.  Amendments.

     9.1 This Plan may be amended at any time by the Board of Directors of the Company, provided, that if this Plan shall have been approved by the shareholders of the Company, no such amendment shall increase the maximum number of Shares that may be issued pursuant to this Plan, except pursuant to Section 5 hereof, without the further approval of such shareholders; and provided further, that no amendment to this Plan shall modify or impair the rights of participants who have been awarded Shares, or who have been granted the right to an award of Shares hereunder prior to any such amendment.

10.  Duration.

     10.1 This Plan shall become effective upon its adoption by the Board of Directors for the Plan Year ended December 31, 1998 and shall terminate on December 31, 2008 or such earlier date as may be determined by the Board of Directors; provided, however, that the Plan shall terminate and all awards of Shares under the Plan shall be revoked if, within 12 months of the date of its adoption by the Board of Directors, the Plan does not receive the approval of a majority of the outstanding Shares present in person or by proxy and entitled to vote at a meeting of shareholders of the Company. Notwithstanding the foregoing sentence, the Committee's right to award any new Shares shall terminate immediately after the last award of Shares with respect to the fiscal year ending December 31, 2006.

11.  Taxes.

     11.1 If any officer or employee properly elects within 30 days of the date on which an award is granted to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the award) of the Shares subject to the award, such person shall make arrangements satisfactory to the Committee to pay to the Company in the year of such Award any federal, state or local taxes required to be withheld with respect to such Shares. If such person shall fail to make such tax payments as are required, the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the officer or employee any federal, state or local income taxes of any kind required by law to be withheld with respect to the Shares subject to such award.

     11.2 Each officer or employee who does not make the election described in
Section 11.1 shall, no later than the date as of which the restrictions referred to in Section 6 and such other restrictions as may have been imposed as a condition of the award shall lapse, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares subject to such award, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the officer or employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares subject to such award. The Committee may, in its sole discretion and on terms it shall determine, approve or disapprove the election of an officer or employee for the Company to withhold Shares as the deemed cash settlement to satisfy the Company's withholding tax obligations, in whole or in part, relating to the award. The approval or disapproval of the Committee may be given at any time after the election to which it relates.

12.  Beneficiary Designation.

     12.1 Unless a participant has designated a beneficiary in accordance with the provisions of the following sentence, any Shares that become unrestricted and payable on account of the death of a participant shall be paid to the person or persons in the first of the following classes in which there are any survivors of such employee:

          (a) his or her spouse at the time of death;

        (b) his or her issue per stirpes;

        (c) his or her parents; and

        (d) the executor or administrator of his or her estate.

Instead of having any Shares that become payable on account of a participant's death paid as determined above, an employee may sign a document designating a beneficiary or beneficiaries to receive such Shares and filing such designation with the Company.

13.  Right to Terminate Employment.

     13.1 The Plan shall not impose any obligation on the Company or an Affiliate to continue the employment of any participant employee selected to participate in the Plan. The Plan does not impose any obligation on the part of the participant to remain in the employ of the Company or an Affiliate.

                     [MAP OF DIRECTIONS TO ANNUAL MEETING]

                                   ROSEVILLE
                                 COMMUNICATIONS
                                    COMPANY

                                     PROXY

                                   SOLICITED
                                ON BEHALF OF THE
                                    BOARD OF
                               DIRECTORS FOR THE
                                 ANNUAL MEETING
                                 JUNE 18, 1999

THE UNDERSIGNED STOCKHOLDER HEREBY APPOINTS ROBERT L. DOYLE, BRIAN H. STROM, THOMAS E. DOYLE, RALPH E. HOEPER, JOHN R. ROBERTS III, CHRIS L. BRANSCUM AND NEIL J. DOERHOFF OR ANY ONE OR MORE OF THEM, WITH FULL POWER OF SUBSTITUTION, TO ACT AS PROXY FOR AND TO VOTE THE STOCK OF THE UNDERSIGNED AT THE ANNUAL MEETING OF SHAREHOLDERS OF ROSEVILLE COMMUNICATIONS COMPANY, TO BE HELD AT THE COMPANY'S INDUSTRIAL AVENUE FACILITY, 8150 INDUSTRIAL AVENUE, BUILDING A, ROSEVILLE, CALIFORNIA, ON JUNE 18, 1999, OR ANY ADJOURNMENT THEREOF ON THE MATTERS BELOW:

(1) Election of Directors (THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"):

    FOR ALL NOMINEES LISTED BELOW               WITHHOLD AUTHORITY
    (except as marked to the contrary           to vote for all nominees listed
    below)  [ ]                                 below)  [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A
             LINE THROUGH THAT NOMINEE'S NAME

        CHRIS L. BRANSCUM, NEIL J. DOERHOFF, ROBERT L. DOYLE, THOMAS E.
          DOYLE, RALPH E. HOEPER, JOHN R. ROBERTS III, BRIAN H. STROM

(2) To approve the proposal to approve and adopt the Roseville Communications Company 1999 Restricted Stock Bonus Plan (The Board of Directors recommends a vote "FOR"); and

                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

(3) In their discretion on any other business which may properly come before the meeting or any adjournment thereof:
all as set forth in the Notice of said meeting and in the Proxy Statement, both dated April 30, 1999, the receipt of which is hereby acknowledged.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED. WHERE NO SPECIFICATION IS MADE SUCH SHARES WILL BE
                    VOTED FOR PROPOSALS (1) AND (2) HEREOF.

                      PLEASE DATE AND SIGN ON REVERSE SIDE              (OVER)

DATED:______ DAY OF _________________, 1999.

SIGNED:_____________________________________

____________________________________________
SIGNATURE OF STOCKHOLDER(S)

PLEASE DATE PROXY AND SIGN EXACTLY AS NAME OR
NAMES APPEAR AT RIGHT. IF STOCK IS REGISTERED
IN THE NAME OF TWO OR MORE PERSONS, EACH MUST
SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
GIVE FULL TITLE AS SUCH. IF A CORPORATION,
PLEASE SIGN IN FULL CORPORATION NAME BY THE
PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A
PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
NAME BY AN AUTHORIZED PERSON.

           YOUR VOTE IS IMPORTANT, PLEASE FILL IN AND RETURN PROMPTLY